Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Bernard H. Clineburg,
Tysons Corner, Virginia		Chairman, Chief Executive Officer
October 23, 2013		or
Mark A. Wendel,
EVP, Chief Financial Officer
703-584-3400

CARDINAL ANNOUNCES THIRD QUARTER EARNINGS

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”) today announced quarterly earnings of $3.0 million, or $0.10 per diluted share, for the period ended September 30, 2013.  For the nine month year to date period, earnings were $20.0 million, or $0.64 diluted per share. This compares to earnings of $14.5 million, or $0.48 per diluted share, and $32.3 million, or $1.07 per diluted share, for the comparable three and nine month periods of 2012.  Quarterly results were heavily influenced by the mortgage banking segment of the Company’s business, which reported a net loss of $4.9 million versus net income of $7.0 million in the year ago quarter.  Additionally, the Company incurred approximately $304,000 of merger expenses related to its upcoming acquisition of United Financial Banking Companies, Inc., the holding company of The Business Bank (“TBB”).

Other Selected Highlights

•                  Commercial banking segment earnings for the quarter increased 4% to $8.6 million from $8.2 million a year ago, and increased 28% to $26.1 million from $20.4 million for the comparable year to date periods ended September 30, 2013 and 2012, respectively.

•                  During the most recent quarter, loans held for investment grew $105.6 million to $1.94 billion, an increase of 14% year over year.

•                  Asset quality remains excellent.  Nonperforming loans decreased to 0.09% of total assets, and the Company had net loan recoveries of 0.03% of average loans outstanding.  The Company continued to have $0 real estate owned and $0 loans 90 days or more past due and still accruing at September 30, 2013.  Non-accruing loans decreased to $2.5 million.

•                  Total deposits were $2.08 billion, a decrease of $96.9 million, or 4%, compared to September 30, 2012. Demand deposit and interest checking account balances increased $163.0 million, or 25%, year over year.  Brokered deposits decreased $160.7 million from a year ago, which is correlated to a $478.6 million reduction of mortgage loans held for sale since September 30, 2012.

•                  Mortgage loan originations decreased 36% to $1.08 billion for the current quarter versus $1.69 billion for last quarter. Refinance volume dropped to 20% of total applications from 34% for the previous quarter and from 64% for the year ago quarter.

•                  All capital ratios exceed the regulatory requirements to be considered well-capitalized.  Tangible common equity capital (TCE) as a percentage of total assets was 10.76% at September 30, 2013.

Commercial Banking Segment Income Review

For the current quarter ended September 30, 2013, net income for the commercial banking segment increased 4% to $8.6 million from $8.2 million for the year ago quarter.  Net interest income for the current quarter was $23.1 million compared to $23.2 million for the year ago quarter. The Company’s tax equivalent net interest margin increased 0.24% to 3.65% from 3.41% for the previous quarter as excess cash was used to fund loan growth and additions to the investment portfolio.  The yield on interest earning assets increased 0.21% while the cost of interest bearing liabilities decreased 0.03%.

For the comparable nine month periods ended September 30, 2013 and 2012, net income increased 28% to $26.1 million from $20.4 million.  Although the net interest margin has declined over the comparable nine month periods, net interest income increased to $67.4 million versus $65.6 million a year ago due to growth in average earning assets to $2.66 billon from $2.48 billion.

The allowance for loan losses decreased to 1.40% of loans outstanding at September 30, 2013. The Company’s nonperforming assets decreased to 0.09% of total assets compared to 0.10% at the previous quarter end and 0.30% a year ago.  Year to date, net loan recoveries have been 0.03% of average loans outstanding, compared to net charge offs of 0.43% for the same year ago period.  The continued improvement in credit metrics resulted in a provision for loan losses of $157,000 for the current quarter and a negative provision for loan losses of $517,000 year to date, versus a provision for loan losses of $1.5 million and $5.4 million for the three and nine month periods ended September 30, 2012, respectively.

Non-interest expense was $11.1 million for the current quarter and $31.3 million year to date, compared to $10.5 million and $32.3 million for the year ago comparable periods. Over the past year, the Company added commercial lenders and other key positions and prepared to open its two new branches in Georgetown and Rockville, which accounts for the modest increase in expenses during the third quarter of 2013 as compared to the 2012 third quarter.  These increases have been partially offset by a reduction in incentive compensation and lower marketing costs. For the current quarter versus the prior sequential quarter, non-interest expense increased $954,000.  Approximately $120,000 of this increase is attributable to costs associated with opening the new branches while approximately $200,000 is attributable to other staff additions.  Other items totaling approximately $400,000 are infrequent and non-routine expenses.

Mortgage Banking Segment Income Review

For the current quarter ended September 30, 2013, George Mason Mortgage, the Company’s mortgage banking subsidiary, reported a net loss of $4.9 million versus net income of $7.0 million for the year ago quarter. For the comparable nine month year to date periods, the Company reported a net loss of $3.6 million versus net income of $14.0 million for 2013 and 2012, respectively.

Non-interest income, which is reported net of commissions and incentives, was $441,000 in the current quarter versus $12.3 million last quarter and $20.4 million for the third quarter of 2012. For the comparable nine month periods ended September 30, 2013 and 2012, noninterest income for the mortgage banking segment was $20.0 million versus $43.9 million, respectively.

For the current quarter, non-interest expense decreased to $8.8 million compared to $10.2 million for the quarter ended September 30, 2012. For the nine month periods ended September 30, 2013 and 2012, expenses increased to $27.2 million from $23.8 million, respectively.

Mortgage banking originations and related revenues were significantly impacted by the rapid increase in interest rates during the third quarter of 2013.  The margin on loans sold to investors decreased from 2.07% to 1.77% for the second and third quarters of 2013, respectively, reflecting industry overcapacity and increased competition. As a result of the current operating environment, certain cost control programs and margin enhancement measures have been completed.  The impact of these actions will begin to be realized during the fourth quarter of 2013. Other measures are being continually assessed for implementation as production volumes and market conditions are being closely monitored.

Review of Balance Sheet

At September 30, 2013, total assets of the Company decreased $207.3 million to $2.80 billion, a decrease of 7% from total assets of $3.01 billion at September 30, 2012. Loans held for investment grew 14% to $1.94 billion at September 30, 2013, from $1.70 billion at September 30, 2012.  During this period, the Bank’s investment portfolio increased to $361.1 million compared to $302.2 million a year ago. Loans held for sale decreased to $323.3 million compared to $802.0 million at September 30, 2012.  The decrease in total assets is primarily the result of a decrease of $478.6 million in mortgage loans held for sale partially offset by a $239.2 million increase in loans held for investment and a $58.9 million increase in total investment securities.

Total deposits were $2.08 billion, a decrease of $96.9 million, or 4%, compared to September 30, 2012.  The Company recently has used short term brokered CDs as a source of funding for its mortgage loans held for sale portfolio.  As these assets have declined, there has been an associated reduction of its brokered CD portfolio from $419.0 million a year ago to $258.3 million at September 30, 2013.  Additionally, the Company lowered pricing on balances of a significant customer, which resulted in a decline of $106 million of deposits.  However, demand deposits and interest checking deposits grew $163.0 million over the past year, increasing 25% and reflecting the success of the Bank’s strategic initiatives to generate core deposits.

MANAGEMENT COMMENTS

Bernard H. Clineburg, Chairman and Chief Executive Officer of the Company, said:

“At the bank, we delivered record loan growth of $105 million for the quarter, with balances increasing 14% from a year ago.  This was supported by strong core deposit growth, especially demand deposits, which increased 30% in the last twelve months. The net interest margin expanded 0.24% from last quarter.  In August, we opened our new Georgetown office and before the end of the year we will add our first location in Rockville, MD. Additionally, our acquisition of The Business Bank will solidify Cardinal as the largest community bank headquartered in the northern Virginia market.  This acquisition will expand our market share and balance sheet, enhancing the solid earnings performance of our commercial banking business. Our ‘conservative on risk’ philosophy should continue to produce pristine credit quality metrics.

“During the third quarter, mortgage banking revenue was negatively impacted by lower mortgage origination volumes and a decrease in margins.  The entire mortgage industry was negatively impacted by higher interest rates, lower refinance activity and lower overall demand with resulting overcapacity.  During the quarter, management took measures to reduce expenses and improve margins.  We will continue to review our mortgage operations and make additional adjustments as needed.  The Company continues to look favorably upon the mortgage industry and is committed to this segment of our business.

“Moving forward, our Company will continue to concentrate on gaining market share, either through de novo expansion or acquisition, and to increase our franchise value.  We remain committed to building and maintaining a strong financial services company for our shareholders, employees, clients and the communities we serve.”

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to such matters as financial and operational performance, credit quality and branch expansion. Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed with and furnished to the Securities and Exchange Commission.

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $2.80 billion at September 30, 2013, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 28 conveniently located banking offices. Cardinal also operates several other subsidiaries: George Mason Mortgage, LLC, a residential mortgage lending company based in Fairfax, with 20 offices throughout the Washington Metropolitan region; and Cardinal Wealth Services, Inc., a wealth management services company. The Company’s stock is traded on NASDAQ (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.

Cardinal Financial Corporation and Subsidiaries

Summary Statements of Condition

(Dollars in thousands)

				% Change
	September 30, 2013	December 31, 2012	September 30, 2012	Current Year	Year Over Year
	(Unaudited)		(Unaudited)
Cash and due from banks	$23,652	$17,552	$14,263	34.8%	65.8%
Federal funds sold	45,073	49,588	59,265	-9.1%	-23.9%

Investment securities available-for-sale	347,567	271,903	287,651	27.8%	20.8%
Investment securities held-to-maturity	9,811	11,366	11,682	-13.7%	-16.0%
Investment securities – trading	3,716	3,151	2,890	17.9%	28.6%
Total investment securities	361,094	286,420	302,223	26.1%	19.5%

Other investments	14,048	14,302	14,310	-1.8%	-1.8%
Loans held for sale	323,341	785,751	801,953	-58.8%	-59.7%

Loans receivable, net of fees	1,963,519	1,803,429	1,723,324	8.9%	13.9%
Allowance for loan losses	(27,392)	(27,400)	(26,369)	0.0%	3.9%
Loans receivable, net	1,936,127	1,776,029	1,696,955	9.0%	14.1%

Premises and equipment, net	19,880	19,192	19,136	3.6%	3.9%
Goodwill and intangibles, net	10,144	10,292	10,342	-1.4%	-1.9%
Bank-owned life insurance	31,958	31,652	35,661	1.0%	-10.4%
Prepaid FDIC insurance premiums	—	2,165	2,481	-100.0%	-100.0%
Other assets	39,089	46,244	55,097	-15.5%	-29.1%

TOTAL ASSETS	$2,804,406	$3,039,187	$3,011,686	-7.7%	-6.9%

Non-interest bearing deposits	$434,228	$351,815	$333,904	23.4%	30.0%
Interest checking	386,139	347,697	323,477	11.1%	19.4%
Money markets	301,179	214,788	378,725	40.2%	-20.5%
Statement savings	215,334	215,603	209,788	-0.1%	2.6%
Certificates of deposit	486,919	497,206	514,108	-2.1%	-5.3%
Brokered certificates of deposit	258,277	616,649	418,961	-58.1%	-38.4%
Total deposits	2,082,076	2,243,758	2,178,963	-7.2%	-4.4%

Other borrowed funds	355,321	392,275	395,751	-9.4%	-10.2%
Mortgage funding checks	10,140	51,679	83,847	-80.4%	-87.9%
Escrow liabilities	2,253	4,629	7,295	-51.3%	-69.1%
Other liabilities	37,748	38,780	56,281	-2.7%	-32.9%

Shareholders’ equity	316,868	308,066	289,549	2.9%	9.4%

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$2,804,406	$3,039,187	$3,011,686	-7.7%	-6.9%

Cardinal Financial Corporation and Subsidiaries

Summary Income Statements

(Dollars in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30			September 30
	2013	2012	% Change	2013	2012	% Change

Net interest income	$23,692	$23,658	0.1%	$68,546	$66,837	2.6%
Provision for loan losses	(157)	(1,500)	-89.5%	432	(5,623)	-107.7%
Net interest income after provision for loan losses	23,535	22,158	6.2%	68,978	61,214	12.7%

Non-interest income:
Service charges on deposit accounts	507	494	2.6%	1,498	1,411	6.2%
Loan fees	364	417	-12.7%	857	1,241	-30.9%
Income from bank owned life insurance	124	164	-24.4%	306	507	-39.6%
Net realized gains on investment securities	18	—	100.0%	100	158	-36.7%
Gain (loss) on sale of real estate	—	140	-100.0%	30	(333)	-109.0%
Other non-interest income (loss)	9	4	125.0%	38	(32)	-218.8%
Commercial banking & other segment non-interest income	1,022	1,219	-16.2%	2,829	2,952	-4.2%

Title insurance & other income	169	750	-77.5%	918	1,714	-46.4%
Management fee income	374	943	-60.3%	1,483	2,834	-47.7%
Gains from mortgage banking activities	15,566	31,110	-50.0%	64,964	71,166	-8.7%
Less: mortgage loan origination expenses	(15,668)	(12,505)	25.3%	(47,578)	(32,167)	47.9%
Mortgage banking segment non-interest income	441	20,298	-97.8%	19,787	43,547	-54.6%

Wealth management segment non-interest income	195	655	-70.2%	1,143	1,916	-40.3%
Total non-interest income	1,658	22,172	-92.5%	23,759	48,415	-50.9%

Net interest income and noninterest income	25,193	44,330	-43.2%	92,737	109,629	-15.4%

Salaries and benefits	9,992	12,121	-17.6%	30,367	32,504	-6.6%
Occupancy	1,981	1,814	9.2%	6,148	5,274	16.6%
Depreciation	808	704	14.8%	2,331	1,948	19.7%
Data processing & communications	1,212	1,140	6.3%	3,481	3,337	4.3%
Professional fees	786	1,094	-28.2%	3,247	2,665	21.8%
FDIC insurance assessment	401	327	22.6%	1,049	980	7.0%
Mortgage loan repurchases and settlements	111	172	-35.5%	(49)	472	-110.4%
Merger and acquisition expense	304	—	100.0%	304	—	100.0%
Other operating expense	5,449	4,915	10.9%	16,098	13,557	18.7%
Total non-interest expense	21,044	22,287	-5.6%	62,976	60,737	3.7%
Income before income taxes	4,149	22,043	-81.2%	29,761	48,892	-39.1%
Provision for income taxes	1,168	7,591	-84.6%	9,796	16,636	-41.1%
NET INCOME	$2,981	$14,452	-79.4%	$19,965	$32,256	-38.1%

Earnings per common share - basic	$0.10	$0.49	-80.1%	$0.65	$1.09	-40.2%
Earnings per common share - diluted	$0.10	$0.48	-79.9%	$0.64	$1.07	-40.0%
Weighted-average common shares outstanding - basic	30,692,595	29,675,788	3.4%	30,654,343	29,634,069	3.4%
Weighted-average common shares outstanding - diluted	31,060,572	30,237,755	2.7%	31,053,448	30,107,895	3.1%

Cardinal Financial Corporation and Subsidiaries

Selected Financial Information

(Dollars in thousands, except per share data and ratios)

(Unaudited)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
	2013	2012	2013	2012
Performance Ratios:
Return on average assets	0.43%	2.08%	0.95%	1.65%
Return on average equity	3.73%	20.09%	8.34%	15.58%
Net interest margin (1)	3.65%	3.62%	3.47%	3.63%
Efficiency ratio (2)	83.01%	48.63%	68.23%	52.70%
Non-interest income to average assets	0.24%	3.20%	1.13%	2.48%
Non-interest expense to average assets	3.04%	3.21%	3.01%	3.11%

Mortgage Banking Select Data:
$ of loan applications - George Mason Mortgage	$1,077,000	$1,569,500	$4,251,000	$3,878,000
$ of loan applications - Managed Mortgage Company Affiliates	373,000	742,500	1,530,000	2,169,200
Total	1,450,000	2,312,000	5,781,000	6,047,200

Refi % of loan applications - George Mason Mortgage	20%	64%	35%	62%
Refi % of loans applications- Managed Mortgage Company Affiliates	15%	64%	33%	59%
Total	19%	64%	34%	58%

$ of loans closed - George Mason Mortgage	$927,548	$1,196,093	$3,404,016	$2,834,202
$ of loans closed - Managed Mortgage Company Affiliates	347,957	664,849	1,309,776	1,833,127
Total	1,275,505	1,860,942	4,713,792	4,667,329

# of loans closed - George Mason Mortgage	2,748	3,531	9,983	8,390
# of loans closed - Managed Mortgage Company Affiliates	899	1,732	3,384	4,834
Total	3,647	5,263	13,367	13,224

$ of loans sold - George Mason Mortgage	$1,170,953	$1,005,127	$3,741,135	$2,584,735
$ of loans sold - Managed Mortgage Company Affiliates	435,828	584,321	1,449,974	1,644,011
Total	1,606,781	1,589,448	5,191,109	4,228,746

$ of locked commitments - George Mason Mortgage	$789,516	$1,316,773	$3,273,290	$3,217,604
$ locked commitments at period end - George Mason Mortgage			$350,976	$593,935
$ of loans held for sale at period end - George Mason Mortgage			$195,797	$523,000
Realized gain on sales and fees as a % of loan sold (3)	1.91%	2.14%	2.08%	2.06%
Net realized gains as a % of realized gains (Gain on sale margin) (4)	30.03%	41.88%	38.85%	39.50%

Asset Quality Data:
Net charge-offs (recoveries) to average loans receivable, net of fees			-0.03%	0.43%
Total nonaccrual loans			$2,510	$8,845
Real estate owned			$—	$—
Nonperforming loans to loans receivable, net of fees			0.13%	0.53%
Nonperforming loans to total assets			0.09%	0.30%
Nonperforming assets to total assets			0.09%	0.30%
Total loans receivable past due 30 to 89 days			$1,803	$233
Total loans receivable past due 90 days or more			$—	$306
Allowance for loan losses to loans receivable, net of fees			1.40%	1.53%
Allowance for loan losses to nonperforming loans			1091.31%	288.15%

Capital Ratios:
Tier 1 risk-based capital			12.21%	11.71%
Total risk-based capital			13.28%	12.82%
Leverage capital ratio			11.50%	10.20%
Book value per common share			$10.46	$9.89
Tangible book value per common share (5)			$10.13	$9.54
Common shares outstanding			30,281	29,272

(1)    The average yields for loans receivable and investment securities available-for-sale are reported on a fully taxable-equivalent basis at a rate of 33% for 2013 and 35% for 2012.

(2)    Efficiency ratio is calculated as total non-interest expense divided by the total of net interest income and non-interest income.

(3)    Realized gains are those gains recognized on the date the loan is sold and do not include the unrealized gains recognized at the loan commitment date.

(4)    Net realized gains are gains net of loan origination expense recognized on the date the loan is sold and do not include the unrealized gains recognized at the loan commitment date.

(5)    Tangible book value is calculated as total shareholders’ equity less goodwill and other intangible assets, divided by common shares outstanding.

Cardinal Financial Corporation and Subsidiaries

Mortgage Revenue Recognition Impact of SAB 109 (Written Loan Commitments Recorded at Fair Value Through Earnings)

For the Three and Nine Months Ended September 30, 2013 and 2012

(Dollars in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended September 30			For the Nine Months Ended September 30
	2013	2012	% Change	2013	2012	% Change
Net Gains from Mortgage Banking Activities:
As Reported
Fair Value of LCs / Unrealized Gains Recognized @ LC date **(see note below)	$15,566	$31,110	-49.96%	$64,964	$71,166	-8.71%
Loan origination expenses recognized @ Loan Sale Date	15,668	12,505	25.29%	47,578	32,167	47.91%
Reported Net Gains from Mortgage Banking Activities	(102)	18,605	-100.55%	17,386	38,999	-55.42%

As Adjusted
Realized Gains Recognized @ Loan Sale Date	22,394	21,515	4.09%	77,808	53,171	46.34%
Loan origination expenses recognized @ Loan Sale Date	15,668	12,505	25.29%	47,578	32,167	47.91%
Adjusted Net Gains from Mortgage Banking Activities	6,726	9,010	-25.35%	30,230	21,004	43.92%

Impact of SAB 109 on Net Gains from Mortgage Banking Activities:
Increase/(Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB 109	$(6,828)	$9,595	-171.16%	$(12,844)	$17,995	-171.38%

Net Income Reconciliation:
Reported Net Income	$2,981	$14,452	-79.37%	$19,965	$32,256	-38.10%
Aftertax Net Increase / (Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB109	(4,404)	6,189	-171.16%	(8,284)	11,607	-171.38%
Adjusted Net Income Before Increase / (Decrease) in Unrealized Gain on Mortgage Banking Activities	$7,385	$8,263	-10.63%	$28,249	$20,649	36.81%

Earnings per Share (EPS) Reconciliation:
Reported Net Income	$0.10	$0.48	-79.92%	$0.64	$1.07	-39.99%
Aftertax Net Increase / (Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB109	(0.14)	0.20	-169.28%	(0.27)	0.39	-169.20%
Adjusted Net Income Before Increase / (Decrease) in Unrealized Gain on Mortgage Banking Activities	$0.24	$0.27	-12.99%	$0.91	$0.69	32.64%

Performance Ratios (adjusted for change in unrealized mortgage banking gains):
Return on average assets	1.07%	1.19%		1.35%	1.06%
Return on average equity	9.25%	11.48%		11.80%	9.97%
Efficiency ratio	65.40%	61.51%		59.89%	62.45%
Non-interest income to average assets	1.23%	1.81%		1.75%	1.56%

**

Per the accounting guidance set forth by SEC Staff Accounting Bulleting (SAB) #109 regarding mortgage lending activities, the fair value of a “locked” commitment, or an unrealized gain, is recognized in income on the day of the locked commitment (LC).  As a result of this revenue recognition, the unrealized gains then become part of the basis of the ensuing loan held for sale (LHFS) when the loan is closed. When the loan is sold to investors, the “price” received is equal to the basis of the loan held for sale, and there is no gain or loss recognized. At any point in time (e.g. quarter end) the fair value of the LCs and the premium to the par value of LHFS represent unrealized gains that have been recognized in income, either in the current period or prior periods.  This accounting creates a mismatch between the income recognition on loan production and expense recognition for those same loans, which is discussed below.

In accordance with accounting rules (formally FAS 91), direct (e.g. commissions) and indirect loan expenses associated with originating, underwriting and closing loans are deferred and amortized over the life of the loan.  In mortgage banking, this results in the mentioned expenses being recognized at the time of investor purchase of the loan (i.e. loan sale date) which often occurs in the quarter subsequent to the original LC and creates a mismatch in the timing of the revenue and expense.  These expenses are “netted” from the gain on sale from mortgage banking activities, which is included in non-interest income.

Cardinal Financial Corporation and Subsidiaries

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

Three and Nine Months Ended September 30, 2013 and 2012

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended				For the Nine Months Ended
	September 30, 2013		September 30, 2012		September 30, 2013		September 30, 2012
	Average Balance	Average Yield	Average Balance	Average Yield	Average Balance	Average Yield	Average Balance	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial and industrial	$214,301	4.04%	$218,233	4.27%	$214,232	4.04%	$231,389	4.17%
Real estate - commercial	960,770	4.65%	752,653	5.39%	881,570	4.79%	745,099	5.45%
Real estate - construction	345,072	5.28%	364,238	5.30%	351,975	5.27%	330,372	5.32%
Real estate - residential	259,395	4.31%	259,782	4.62%	240,380	4.44%	245,051	4.83%
Home equity lines	110,297	3.67%	119,554	3.67%	113,573	3.69%	120,284	3.71%
Consumer	2,601	5.18%	4,089	4.86%	3,156	5.33%	3,361	5.16%
Total loans	1,892,436	4.65%	1,718,549	5.00%	1,804,886	4.71%	1,675,556	5.03%

Loans held for sale	373,318	4.44%	571,715	3.88%	447,519	3.95%	438,898	4.01%
Investment securities - available-for-sale (1)	294,445	4.11%	270,450	4.27%	256,059	4.21%	269,037	4.37%
Investment securities - held-to-maturity	10,146	1.72%	11,972	2.43%	10,647	1.85%	12,373	2.55%
Other investments	13,312	2.50%	14,166	1.68%	13,387	2.39%	15,646	1.45%
Federal funds sold (1)	44,788	0.25%	52,519	0.23%	129,884	0.25%	66,626	0.24%
Total interest-earning assets	2,628,445	4.46%	2,639,371	4.56%	2,662,382	4.71%	2,478,136	4.61%

Non-interest earning assets:
Cash and due from banks	16,876		14,172		16,773		15,444
Premises and equipment, net	19,846		19,275		19,602		18,738
Goodwill and intangibles, net	10,168		10,368		10,217		10,420
Accrued interest and other assets	120,034		117,522		110,004		106,809
Allowance for loan losses	(27,211)		(27,300)		(27,340)		(27,085)

TOTAL ASSETS	$2,768,158		$2,773,408		$2,791,638		$2,602,462

Interest-bearing liabilities:
Interest checking	$387,367	0.53%	$319,617	1.07%	$371,099	0.59%	$265,287	0.96%
Money markets	300,920	0.23%	380,531	0.31%	292,232	0.28%	281,045	0.35%
Statement savings	219,021	0.26%	221,549	0.26%	213,498	0.27%	218,657	0.31%
Certificates of deposit	761,246	1.21%	870,470	1.20%	853,174	1.13%	883,548	1.23%
Total interest-bearing deposits	1,668,554	0.75%	1,792,167	0.87%	1,730,003	0.77%	1,648,537	0.92%

Other borrowed funds	291,787	2.98%	296,515	3.01%	290,509	3.02%	318,350	2.91%
Total interest-bearing liabilities	1,960,341	1.08%	2,088,682	1.18%	2,020,512	1.09%	1,966,887	1.24%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	426,265		347,346		403,881		320,242
Other liabilities	62,150		49,567		48,052		39,293

Shareholders’ equity	319,402		287,813		319,193		276,040

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$2,768,158		$2,773,408		$2,791,638		$2,602,462

NET INTEREST MARGIN (1)		3.65%		3.62%		3.47%		3.63%

(1)     The average yields for loans receivable and investment securities available-for-sale are reported on a fully taxable-equivalent basis at a rate of 33% for 2013 and 35% for 2012.

Cardinal Financial Corporation and Subsidiaries

Segment Reporting

(Dollars in thousands)

(Unaudited)

	Commercial	Mortgage	Wealth		Intersegment
	Banking	Banking	Management	Other	Elimination	Consolidated
At and for the Three Months Ended September 30, 2013:
Net interest income	$23,110	$750	$—	$(168)	$—	$23,692
Non-interest income	1,010	441	195	22	(10)	1,658
Non-interest expense	11,100	8,764	101	1,089	(10)	21,044
Net income (loss) before provision and taxes	13,020	(7,573)	94	(1,235)	—	4,306
Provision for loan losses	157	—	—	—	—	157
Provision for income taxes	4,291	(2,722)	33	(434)	—	1,168
Net income (loss)	$8,572	$(4,851)	$61	$(801)	$—	$2,981

Average Assets	$2,745,832	$409,394	$2,172	$321,867	$(711,107)	$2,768,158

At and for the Three Months Ended September 30, 2012:
Net interest income	$23,196	$672	$—	$(210)	$—	$23,658
Non-interest income	1,129	20,406	655	5	(23)	22,172
Non-interest expense	10,511	10,231	727	841	(23)	22,287
Net income (loss) before provision and taxes	13,814	10,847	(72)	(1,046)	—	23,543
Provision for loan losses	1,500	—	—	—	—	1,500
Provision for income taxes	4,103	3,879	(24)	(367)	—	7,591
Net income (loss)	$8,211	$6,968	$(48)	$(679)	$—	$14,452

Average Assets	$2,765,709	$582,677	$542	$285,308	$(860,828)	$2,773,408

	Commercial	Mortgage	Wealth		Intersegment
	Banking	Banking	Management	Other	Elimination	Consolidated
At and for the Nine Months Ended September 30, 2013:
Net interest income	$67,410	$1,665	$—	$(529)	$—	$68,546
Non-interest income	2,530	20,000	1,143	112	(26)	23,759
Non-interest expense	31,296	27,222	1,472	3,012	(26)	62,976
Net income (loss) before provision and taxes	38,644	(5,557)	(329)	(3,429)	—	29,329
Provision for loan losses	(517)	85	—	—	—	(432)
Provision for income taxes	13,062	(2,028)	(111)	(1,127)	—	9,796
Net income (loss)	$26,099	$(3,614)	$(218)	$(2,302)	$—	$19,965

Average Assets	$2,780,602	$461,212	$2,342	$328,183	$(780,701)	$2,791,638

At and for the Nine Months Ended September 30, 2012:
Net interest income	$65,552	$1,912	$—	$(627)	$—	$66,837
Non-interest income	2,472	43,893	1,917	172	(39)	48,415
Non-interest expense	32,271	23,824	1,980	2,701	(39)	60,737
Net income (loss) before provision and taxes	35,753	21,981	(63)	(3,156)	—	54,515
Provision for loan losses	5,365	258	—	—	—	5,623
Provision for income taxes	9,996	7,768	(23)	(1,105)	—	16,636
Net income (loss)	$20,392	$13,955	$(40)	$(2,051)	$—	$32,256

Average Assets	$2,605,355	$442,198	$557	$284,067	$(729,715)	$2,602,462